DLH Reports First Quarter Fiscal Year 2019 Results
Revenue Growth 11.7% Year-over-Year; Gross Margin 23.1%
Atlanta, Georgia – February 14, 2019 - DLH Holdings Corp. (NASDAQ: DLHC) (“DLH” or the “Company”), a leading provider of innovative healthcare services and solutions to federal agencies, today announced financial results for its fiscal first quarter ended December 31, 2018.

Highlights
•Fiscal first quarter revenue was $33.8 million, up 11.7% over the first quarter of fiscal 2018
•Income from operations more than doubled to $2.6 million for the quarter versus $1.1 million last year
•Diluted earnings per share were $0.13 for the quarter versus a loss of $(0.24) per share in the prior-year period, which included a one-time charge of $0.28 for the revaluation of net deferred tax assets in accordance with the 2017 Tax Cut and Jobs Act.

Management Discussion
“We began fiscal 2019 much as we ended the prior year – posting strong revenue growth and solid gross margins, reflecting higher activity levels across the key agencies we serve,” stated DLH President and Chief Executive Officer Zach Parker. “As expected, our business was not materially affected by the government shutdown, with sales up nearly 12% and operating income more than doubling year-over-year. The Company remains strategically aligned with its core markets, and we continue to invest in strengthening our technology-enabled solutions for the healthcare space. We believe DLH is well-positioned to execute on plans to expand our capabilities and seek attractive transactions for greater operating performance.”

Results for the Three Months Ended December 31, 2018
Revenue for the first quarter of fiscal 2019 was $33.8 million, up $3.5 million, or 11.7%, over the prior-year first quarter, reflecting activity levels and expansion of services across multiple programs.

Gross profit was $7.8 million for the quarter, an increase of $1.3 million, or 19.2%, over the first quarter of fiscal 2018. As a percent of revenue, the Company's gross margin was 23.1% in 2019 versus 21.6% in the prior-year period. General and Administrative ("G&A") expenses were $4.7 million for the quarter compared to $4.9 million in fiscal 2018. As a percent of revenue, G&A expenses were 13.8% in the current fiscal first quarter versus 16.2% last year. Depreciation and amortization was $0.6 million in fiscal 2019 and $0.5 million last year.

Income from operations was $2.6 million for the quarter versus $1.1 million in the prior-year period, largely reflecting the $1.3 million increase in gross profit year-over-year. Income before taxes was $2.4 million for the quarter, up approximately $1.5 million over the prior-year period.

For the three months ended December 31, 2018 DLH recorded a $0.7 million provision for tax expense, versus $3.7 million for the first fiscal quarter of 2018. The tax provision in the prior year reflected a one-time $3.4 million charge for the revaluation of the Company's net deferred tax assets due to the Tax Cuts and Jobs Act ("Tax Act") enacted into law on December 22, 2017. The Company reported net income for the 2019 fiscal first quarter of approximately $1.7 million, or $0.13 per diluted share, versus a loss of $2.9 million, or $(0.24) per diluted share, in the prior-year period, including the aforementioned $3.4 million charge.

On a non-GAAP basis, Earnings Before Interest Tax Depreciation and Amortization (“EBITDA”) for the three months ended December 31, 2018 was approximately $3.1 million versus $1.7 million in the prior-year period. Growth was attributable to increased revenue and gross profit, as described above.

Balance Sheet and Cash Flow
Cash as of December 31, 2018 was $4.3 million, and the Company’s senior debt was $7.4 million, versus cash of $6.4 million and senior debt of $7.7 million as of September 30, 2018. Regarding cash flow, for the fiscal first quarter DLH used approximately $1.8 million in cash from operations, reflecting the timing of certain key receivables, which were collected shortly after the period end and within contract terms.

Conference Call and Webcast Details
DLH management will discuss first quarter results and provide a general business update, including current competitive conditions and strategies, during a conference call beginning at 11:00 AM Eastern Time today, February 14, 2019. Interested parties may listen to the conference call by dialing 888-347-5290 or 412-317-5256. Presentation materials will also be posted on the Investor Relations section of the DLH website prior to the commencement of the conference call.

A digital recording of the conference call will be available for replay two hours after the completion of the call and can be accessed on the DLH Investor Relations website or by dialing 877-344-7529 and entering the conference ID 100127619.

About DLH
DLH (NASDAQ:DLHC) serves federal government clients throughout the United States and abroad delivering technology enabled solutions in key health and human services programs. The Company's core competencies and consulting services include assessment and compliance monitoring, program management, health IT systems integration, data analytics and medical logistics, and pharmacy solutions. DLH has over 1,600 employees serving numerous government agencies. For more information, visit the corporate website at www.dlhcorp.com.
Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:
This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to future events or DLH`s future financial performance. Any statements that are not statements of historical fact (including without limitation statements to the effect that the Company or its management “believes”, “expects”, “anticipates”, “plans”, “intends” and similar expressions) should be considered forward looking statements that involve risks and uncertainties which could cause actual events or DLH’s actual results to differ materially from those indicated by the forward-looking statements. Those risks and uncertainties include, but are not limited to, the following: failure to achieve contract awards in connection with re-competes for present business and/or competition for new business; the risks and uncertainties associated with client interest in and purchases of new services; changes in client budgetary priorities; government contract procurement (such as bid protest, small business set asides, loss of work due to organizational conflicts of interest, etc.) and termination risks; the ability to successfully integrate the operations of our recent and any future acquisitions; and other risks described in our SEC filings. For a discussion of such risks and uncertainties which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the Company’s periodic reports filed with the SEC, including our Annual Report on Form 10-K for the fiscal year ended September 30, 2018, as well as interim quarterly filings thereafter. The forward-looking statements contained herein are made as of the date hereof and may become outdated over time. The Company does not assume any responsibility for updating forward-looking statements.

CONTACTS:

INVESTOR RELATIONS
Contact: Chris Witty
Phone: 646-438-9385
Email: cwitty@darrowir.com

TABLES TO FOLLOW

DLH HOLDINGS CORP.
CONSOLIDATED STATEMENTS OF INCOME
(Amounts in thousands except per share amounts)

	(unaudited)
	Three Months Ended
	December 31,
	2018	2017
Revenue	$33,752	$30,215
Direct expenses (exclusive of depreciation and amortization shown below)	25,966	23,683
Gross margin	7,786	6,532
General and administrative expenses	4,666	4,880
Depreciation and amortization	563	506
Income from operations	2,557	1,146
Interest expense, net	177	278
Income before income taxes	2,380	868
Income tax expense	690	3,719
Net income (loss)	$1,690	$(2,851)

Net income (loss) per share - basic	$0.14	$(0.24)
Net income (loss) per share - diluted	$0.13	$(0.24)
Weighted average common shares outstanding
Basic	11,963	11,837
Diluted	12,979	11,837

DLH HOLDINGS CORP.
CONSOLIDATED BALANCE SHEETS
(Amounts in thousands except par value of shares)

	December 31, 2018	September 30, 2018
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$4,325	$6,355
Accounts receivable	14,123	10,280
Other current assets	1,267	760
Total current assets	19,715	17,395
Equipment and improvements, net	1,444	1,566
Deferred taxes, net	3,596	4,137
Goodwill	25,989	25,989
Intangible assets, net	12,924	13,365
Other long-term assets	89	89
Total assets	$63,757	$62,541

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accrued payroll	5,546	4,983
Accounts payable, accrued expenses, and other current liabilities	9,918	10,950
Total current liabilities	15,464	15,933
Total long term liabilities	6,953	7,190
Total liabilities	22,417	23,123
Commitments and contingencies
Shareholders' equity:
Common stock, $0.001 par value; authorized 40,000 shares; issued and outstanding 12,036 and 11,899 at December 31, 2018 and September 30, 2018, respectively	12	12
Additional paid-in capital	84,517	84,285
Accumulated deficit	(43,189)	(44,879)
Total shareholders’ equity	41,340	39,418
Total liabilities and shareholders' equity	$63,757	$62,541

DLH HOLDINGS CORP.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Amounts in thousands)

	(unaudited)
	Three Months Ended
	December 31,
	2018	2017
Operating activities
Net income (loss)	$1,690	$(2,851)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation and amortization expense	563	506
Amortization of debt financing costs as interest expense	73	65
Stock based compensation expense	193	757
Deferred taxes, net	541	3,539
Changes in operating assets and liabilities
Accounts receivable	(3,843)	(931)
Other current assets	(507)	11
Accounts payable, accrued payroll, accrued expenses, and other current liabilities	(470)	(1,486)
Other long term assets/liabilities	4	(4)
Net cash used in operating activities	(1,756)	(394)

Investing activities
Purchase of equipment and improvements	—	(375)
Net cash used in investing activities	—	(375)

Financing activities
Repayments on senior debt	(313)	(937)
Repayments of capital lease obligations	—	(5)
Proceeds from stock option exercise	39	24
Net cash used in financing activities	(274)	(918)

Net change in cash and cash equivalents	(2,030)	(1,687)
Cash and cash equivalents at beginning of year	6,355	4,930
Cash and cash equivalents at end of year	$4,325	$3,243

Supplemental disclosures of cash flow information
Cash paid during the period for interest	$163	$219
Cash paid during the period for income taxes	$22	$480
Supplemental disclosures of non-cash financing activity
Derivative warrant liability reclassified as equity	$—	$(306)

Revenue Metrics

	Three months ended
	December 31,	December 31,
	2018	2017
Market Mix:
Defense/VA	69%	67%
Human Services and Solutions	29%	29%
Public Health/Life Sciences	2%	4%

Contract Mix:
Time and materials	97%	95%
Cost plus fixed fee	2%	2%
Firm fixed price	1%	3%

Prime vs Sub:
Prime	99%	95%
Subcontractor	1%	5%

Non-GAAP Financial Measures
The Company uses EBITDA as a supplemental non-GAAP measure of our performance. DLH defines EBITDA as net income excluding (i) interest expense, (ii) provision for or benefit from income taxes and (iii) depreciation and amortization.

In addition, we are also reporting our net income excluding the impact of the Tax Cut and Jobs Act of 2017. On December 22, 2017, the Tax Cut and Jobs Act was enacted, which, among other things, reduced corporate tax rates and revised rules regarding the usability of net operating losses. These changes have resulted in a tax provision of $3.4 million associated with revaluing the benefit of our net operating losses. For comparability, the tax provision for the prior year period has been restated using the current year rate of 29%.

These non-GAAP measures of performance are used by management to conduct and evaluate its business during its regular review of operating results for the periods presented. Management and the Company's Board utilize these non-GAAP measures to make decisions about the use of the Company's resources, analyze performance between periods, develop internal projections and measure management performance. DLH believes that these non-GAAP measures are useful to investors in evaluating the Company's ongoing operating and financial results and understanding how such results compare with the Company's historical performance.

Reconciliation of GAAP net income (loss) to EBITDA, a non-GAAP measure:

	Three Months Ended
	December 31,
	2018	2017	Change
Net income (loss)	$1,690	$(2,851)	$4,541
(i) Interest expense	177	278	(101)
(ii) Provision for taxes	690	3,719	(3,029)
(iii) Depreciation and amortization	563	506	57
EBITDA	$3,120	$1,652	$1,468

Reconciliation of GAAP net income (loss) to net income adjusted for the effect of the 2017 Tax Act, a non-GAAP measure:

	Three Months Ended
	December 31,
	2018	2017	Change
Net income	$1,690	$(2,851)	$4,541
Write-down of deferred tax assets	—	3,365	(3,365)
Pro-forma impact of tax rate change	—	102	(102)
Net income, adjusted for the effect of the 2017 Tax Act	$1,690	$616	$1,074

Net income per diluted share	$0.13	$(0.24)	$0.37
Impact of write-down of deferred tax asset	—	0.28	(0.28)
Pro-forma impact of tax rate change	—	0.01	(0.01)
Net income per diluted share, adjusted for the effect of the 2017 Tax Act	$0.13	$0.05	$0.08